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Exhibit 99.1

                             For Immediate Release
                                 April 8, 2002

                   First Century Bankshares, Inc. Subsidiary
                                Settles Lawsuit


     Bluefield, WV - On April 4, 2002, First Century Bank, N.A., a wholly-owned subsidiary of First Century Bankshares, Inc., Bluefield, West Virginia (OTCBB -
FCBS) settled a lawsuit filed in federal court against Community National Bank, Pulaski, Virginia. The lawsuit arose out of a defalcation involving a customer of both First Century and Community National. As a result of First Century's lawsuit, Community National filed third party actions against its correspondent bank, the customer and an affiliate of the customer. First Century Bank also filed companion civil actions against the customer and its affiliate, alleging that the Bank was entitled, as a judgment creditor to garnish money held in escrow by Community National pending the resolution of the federal litigation.

     The parties executed a Settlement Agreement settling all claims and related lawsuits. The Settlement Agreement resolved the matter to the satisfaction of First Century.

     Each of the parties agreed to bear its own expenses in connection with the federal litigation and the state garnishment proceedings, including without limitation all monies, fees, expenses and court costs related thereto. The parties executed mutual releases releasing and discharging each other from any and all claims, causes of action, suits, damages and liabilities except that First Century did not release any claims it might have against its customer or the customer's affiliate.

     This press release contains certain forward looking statements, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including failure by one of the parties to fulfill its obligations under the Settlement Agreement.